EXHIBIT 99.1

Contact:

David Nagler

Vice President Corporate Affairs

ARYx Therapeutics, Inc.

(510) 585-2200 x. 211

dnagler@aryx.com

ARYx Therapeutics Aligns Operations to Development Activities

Company Also Provides Update on Product Partnering Efforts

FREMONT, Calif., October 29, 2009 — ARYx Therapeutics, Inc. (NASDAQ:ARYX), a biopharmaceutical company, today announced that it has implemented a staffing plan to operate the company that anticipates licensing its lead development programs and resuming development of earlier stage product candidates. ARYx expects to complete an out-licensing agreement in the near term for the clinical development and commercialization of its oral antiarrythmic agent, budiodarone and, following that, entering into similar agreements for its two other late stage products, ATI-7505, for the treatment of various gastrointestinal disorders, and tecarfarin, an oral anticoagulant agent. The staffing changes impacted functions throughout ARYx and included a reduction in personnel from 73 employees to 56 employees. ARYx expects to record a charge of less than $500,000 in the fourth quarter of 2009 related to this reduction in personnel. This staffing reduction was accompanied by changes in the organizational structure to improve the efficiencies of operations.

“Implementing these decisions that include saying goodbye to hard-working and dedicated colleagues is always the toughest part of managing a business,” stated Dr. Paul Goddard, ARYx chairman and chief executive officer. “We are making these changes because over the past several years our staffing level has been appropriate to complete the highly successful Phase 2 clinical trial on budiodarone that has positioned the compound for licensing, as well as the Phase 2/3 clinical trial that enrolled over 600 patients testing the safety and efficacy of tecarfarin. As we out-license those programs, our level of personnel must now be appropriate for the demands of earlier stage compounds. We remain entirely dedicated to our strategy of internally discovering drug candidates that make proven therapies safer, and developing them sufficiently to attract a large pharmaceutical company partner for its final development and eventual commercialization. We sincerely thank each and every employee who has contributed to our success thus far and wish the best for those no longer with the company.”

In the partnering efforts for budiodarone, significant interest and activity by a number of large pharmaceutical companies continues and is accelerating, leading ARYx to believe that the compound will be partnered in the near term. As previously announced, ARYx has recently secured an up to $35 million committed equity financing facility to protect the company from the uncertainties related to the exact timing of a licensing deal on budiodarone.

ARYx Therapeutics, Inc.

6300 Dumbarton Circle,  Fremont, CA  94555  Ph: 510-585-2200  Fax: 510-585-2202

www.aryx.com

“While we share the disappointment that a partnering deal on budiodarone has taken longer than projected, the momentum toward completion of a deal continues to grow,” added Dr. Goddard. “The recently secured equity line provides increased flexibility so we are able to get the right deal done with the right company, and we remain confident that a partnership will be completed in the near term. We believe our new staffing level allows us to continue to fully support this partnering effort and to take rapid advantage of the resources that will be available to us once the expected budiodarone deal is done. With that said, as we move closer to completing the partnering process and negotiating a final agreement, we will be providing fewer details about where we stand in order to achieve the best possible result with those companies competing for the compound.”

About ARYx Therapeutics, Inc.

ARYx Therapeutics is a biopharmaceutical company focused on developing a portfolio of internally discovered products designed to eliminate known safety issues associated with well-established, commercially successful drugs. ARYx uses its RetroMetabolic Drug Design technology to design structurally unique molecules that retain the efficacy of these original drugs but are metabolized through a potentially safer pathway to avoid specific adverse side effects associated with these compounds. ARYx currently has four products in clinical development: an oral anti-arrhythmic agent for the treatment of atrial fibrillation, budiodarone (previously ATI-2042); a prokinetic agent for the treatment of various gastrointestinal disorders, ATI-7505; an oral anticoagulant agent for patients at risk for the formation of dangerous blood clots, tecarfarin (previously ATI-5923); and, an agent for the treatment of schizophrenia and other psychiatric disorders, ATI-9242. Please visit the ARYx Website at www.aryx.com for additional information.

Forward-looking Statements

This press release contains forward-looking statements, including, without limitation, statements related to ARYx’s out-licensing and partnering efforts for budiodarone and other product candidates and related developments and the estimated charge related to the personnel reduction. Words such as “anticipates,” “believes,” “continues,” “expects,” “may,” “will,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon our current expectations. Forward-looking statements involve risks and uncertainties. ARYx’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risk that ARYx will need substantial additional funding and may be unable to raise additional capital when needed which would force ARYx to limit or cease its operations and related product development programs, the risk that collaborative arrangements will likely place the development of ARYx’s product candidates outside of its control, the risk that ARYx depends on collaborative arrangements to complete the development and commercialization of each of its product candidates and ARYx may have to alter its development and commercialization plans if collaborative relationships are not established for tecarfarin, budiodarone and ATI-7505, the risk that ARYx’s product candidates may not demonstrate safety and efficacy or lead to regulatory approval, the risk that any failure or delay in commencing or completing clinical trials for its product candidates could severely harm ARYx’s business, and the risk that third party manufacturers could delay or prevent the clinical development of ARYx’s product candidates. These and other risk factors are discussed under “Risk Factors” and elsewhere in ARYx’s Annual Report on Form 10-K for the year ended December 31, 2008, in ARYx’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 and ARYx’s other filings with the U.S. Securities and Exchange Commission. ARYx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

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